Exhibit 99.1

Acer Therapeutics Reports Fourth Quarter and Full Year 2019 Financial Results and Provides Corporate Update

OND denies Acer’s appeal but describes possible paths forward for EDSIVO™

ACER-001 bioequivalence trial complete; New Drug Application submission anticipated early 2021

Targeting osanetant Phase 1/2 trial initiation by end 2020

NEWTON, MA – March 18, 2020 – Acer Therapeutics Inc. (Nasdaq: ACER), a pharmaceutical company focused on the acquisition, development and commercialization of therapies for serious rare and life-threatening diseases with significant unmet medical needs, today reported financial results for the fourth quarter and full year ended December 31, 2019 and provided an update on the Company’s recent corporate developments.

“Over the last 12 months, we have made considerable progress in advancing our pipeline of clinical-stage product candidates,” said Chris Schelling, CEO and Founder of Acer. “While the Office of New Drugs recently denied our appeal of the EDSIVO™ Complete Response Letter, we are encouraged by its description of possible paths forward. While neither resubmission nor the prospect of approval is assured, we are evaluating our possible next steps with the goal of resubmission of the EDSIVO™ NDA. Concurrently, we continue to advance our ACER-001 program for Urea Cycle Disorders following the successful completion of our pivotal bioequivalence trial and are working toward a New Drug Application submission in early 2021. In addition, we are preparing to initiate an osanetant Phase 1/2 trial in patients with induced vasomotor symptoms by the end of the year, subject to additional capital.”

Fourth Quarter 2019 and Recent Highlights

•	EDSIVO™
o

Today announced the Office of New Drugs (OND) of the U.S. Food and Drug Administration (FDA) denied Acer’s appeal of the Complete Response Letter (CRL) in relation to the New Drug Application (NDA) for EDSIVO™. In its Appeal Denied letter, the OND describes possible paths forward for Acer to explore that could provide the substantial evidence of effectiveness needed to support a potential resubmission of the EDSIVO™ NDA for the treatment of patients with vascular Ehlers-Danlos syndrome (vEDS) with a confirmed COL3A1 mutation

•	ACER-001
o	Announced successful completion and final data from Part B of the pivotal trial showing that ACER-001 was bioequivalent to BUPHENYL® (sodium phenylbutyrate)
o	Initiated remaining nonclinical work and evaluation of long-term product stability

•	Ended the fourth quarter with $12.1 million in cash and cash equivalents. Acer believes its cash position will be sufficient to fund its current operations through the end of 2020, excluding support for EDSIVO™ development and precommercial activities, and the planned osanetant clinical trial

Upcoming Milestones

•	EDSIVO™
o	While neither resubmission nor the prospect of approval is assured, evaluate possible next steps with the goal of resubmission of the EDSIVO™ NDA

•	ACER-001
o	Submit NDA for UCDs in early 2021, subject to additional capital, and assuming successful completion of nonclinical work and evaluation of long-term product stability data

•	Osanetant
o	Submit osanetant IND in 2H 2020
o

Target initiation of Phase 1/2 pharmacokinetic/pharmocodynamic and safety trial by end of 2020, subject to additional capital, evaluating osanetant in patients with medically and/or surgically induced vasomotor symptoms (iVMS) in which Hormone Replacement Therapy (HRT) is contraindicated

Financial Results for the Fourth Quarter and Full Year 2019

Cash position. Cash and cash equivalents were $12.1 million as of December 31, 2019, compared to $41.7 million as of December 31, 2018. Acer believes its cash position will be sufficient to fund its current operations through the end of 2020, excluding support for EDSIVO™ development and precommercial activities and the planned osanetant clinical trial.

Research and Development Expenses. Research and development expenses were $2.8 million for the three months ended December 31, 2019, compared to $5.3 million for the three months ended December 31, 2018. Research and development expenses for the three months ended December 31, 2019 were primarily comprised of approximately $0.3 million related to EDSIVO™ and approximately $2.4 million related to ACER-001. Research and development expenses were $13.9 million for the year ended December 31, 2019, compared to $12.5 million for the year ended December 31, 2018. This increase of approximately $1.4 million was primarily due to increases in spending related to contract manufacturing services, regulatory consulting, and medical affairs services during the first half of 2019 in preparation for the potential launch of EDSIVOTM, as well as to an increase in employee-related expenses. The increase in employee-related expenses was driven by increased headcount during the first half of 2019, as well as $0.5 million restructuring expense and increased stock-based compensation expense. These increases were partially offset by a decrease in spending related to license fees.

General and Administrative Expenses. General and administrative expenses were $2.4 million for the three months ended December 31, 2019, compared to $3.4 million for the three months ended December 31, 2018. General and administrative expenses were $16.0 million for the year ended December 31, 2019, compared to $9.3 million for the year ended December 31, 2018. This increase of $6.7 million was primarily due to a $4.6 million increase in employee-related expenses, which included $1.0 million restructuring expense, increased headcount and travel during the first half of 2019, and increased stock-based compensation expense. The remaining increase in general and administrative expenses was primarily due to an increase in expenses related to precommercial activities.

Net Loss. Net loss for the three months ended December 31, 2019 was $5.2 million, or $0.51 net loss per share (basic and diluted), compared to a net loss of $8.5 million, or $0.85 net loss per share (basic and diluted), for the three months ended December 31, 2018. Net loss for the year ended December 31, 2019 was $29.4 million, or $2.91 loss per share (basic and diluted), compared to a net loss of $21.3 million, or $2.49 loss per share (basic and diluted), for the year ended December 31, 2018.

For additional information, please see Acer’s Annual Report on Form 10-K filed today with the SEC.

About Acer Therapeutics Inc.

Acer is a pharmaceutical company focused on the acquisition, development and commercialization of therapies for serious rare and life-threatening diseases with significant unmet medical needs. Acer’s pipeline includes three clinical-stage candidates: EDSIVO™ (celiprolol), for the treatment of vascular Ehlers-Danlos syndrome (vEDS) in patients with a confirmed type III collagen (COL3A1) mutation; ACER-001 (a taste-masked, immediate release formulation of sodium phenylbutyrate), for the treatment of various inborn errors of metabolism, including urea cycle disorders (UCDs) and Maple Syrup Urine Disease (MSUD); and osanetant, for the treatment of induced Vasomotor Symptoms (iVMS) where Hormone Replacement Therapy (HRT) is likely contraindicated. Each of Acer’s product candidates is believed to present a comparatively de-risked profile, having one or more of a favorable safety profile, clinical proof-of-concept data, mechanistic differentiation and/or accelerated paths for development through specific programs and procedures established by the FDA. For more information, visit www.acertx.com.

Forward-Looking Statements

This press release contains “forward-looking statements” that involve substantial risks and uncertainties for purposes of the safe harbor provided by the Private Securities Litigation Reform Act of 1995. All statements, other than statements of historical facts, included in this press release regarding strategy, future operations, timelines, future financial position, future revenues, projected expenses, regulatory submissions, actions or approvals, cash position, liquidity, prospects, plans and objectives of management are forward-looking statements. Examples of such statements include, but are not limited to, statements relating to the potential for our product candidates to safely and effectively treat diseases and to be approved for marketing; the commercial or market opportunity of any of our product candidates in any target indication and any territory; the adequacy of our capital to support our future operations and our ability to successfully initiate and complete clinical trials and regulatory submissions; the ability to protect our intellectual property rights; our strategy and business focus; and the development, expected timeline and commercial potential of any of our product candidates. We may not actually achieve the plans, carry out the intentions or meet the expectations or projections disclosed in the forward-looking statements and you should not place undue reliance on these forward-looking statements. Such statements are based on management’s current expectations and involve risks and uncertainties. Actual results and performance could differ materially from those projected in the forward-looking statements as a result of many factors, including, without limitation, risks and uncertainties associated with the ability to project future cash utilization and reserves needed for contingent future liabilities and business operations, the availability of sufficient resources to meet our business objectives and operational requirements, the fact that the results of earlier studies and trials may not be predictive of future clinical trial results, the protection and market exclusivity provided by our intellectual property, the substantial costs and diversion of management’s attention and resources which could result from pending securities litigation, risks related to the drug development and the regulatory approval process, including the timing and requirements of regulatory actions, and the impact of competitive products and technological changes. We disclaim any intent or obligation to update these forward-looking statements to reflect events or circumstances that exist after the date on which they were made. You should review additional disclosures we make in our filings with the Securities and Exchange Commission, including our Quarterly Reports on Form 10-Q and our Annual Report on Form 10-K. You may access these documents for no charge at http://www.sec.gov.

Investor Contact:

Hans Vitzthum

LifeSci Advisors

Ph: 617-430-7578

hans@lifesciadvisors.com

Jim DeNike

Acer Therapeutics Inc.

Ph: 844-902-6100

jdenike@acertx.com

ACER THERAPEUTICS INC.

CONSOLIDATED STATEMENTS OF OPERATIONS

	Three Months Ended		Years Ended
	December 31,		December 31,
	2019	2018	2019	2018
	(unaudited)
Operating expenses:
Research and development	$2,829,767	$5,312,378	$13,851,018	$12,452,424
General and administrative	2,362,572	3,387,147	16,046,423	9,261,570
Loss from operations	(5,192,339)	(8,699,525)	(29,897,441)	(21,713,994)

Other income, net:
Interest income	50,919	206,637	471,267	412,553
Foreign currency transaction (loss)/gain	(14,864)	(3,398)	8,205	20,550
Total other income, net	36,055	203,239	479,472	433,103

Net loss	$(5,156,284)	$(8,496,286)	$(29,417,969)	$(21,280,891)

Net loss per share - basic and diluted	$(0.51)	$(0.85)	$(2.91)	$(2.49)

Weighted average common shares outstanding - basic and diluted	10,095,176	10,054,482	10,092,179	8,555,039

SELECTED BALANCE SHEET DATA:

	December 31,	December 31,
	2019	2018

Cash and cash equivalents	$12,077,640	$41,671,284

Prepaid expenses and other current assets	$807,356	$1,075,021

Property and equipment, net	$193,974	$130,867

Total assets	$21,465,511	$50,663,419

Total liabilities	$3,095,195	$5,580,261

Total stockholders’ equity	$18,370,316	$45,083,158

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